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Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to (i) the inclusion in the Prospectus Supplement, dated September 17, 2003, to the Prospectus dated June 4, 2003, with respect to CIT Equipment Collateral 2003-EF1, and (ii) the incorporation by reference in the Registration Statement on Form S-3 (No. 333-53688) of NCT Funding Company, L.L.C., of our report dated September 15, 2003 relating to the September 9, 2003 balance sheet of CIT Equipment Collateral 2003-EF1, which appears in this Current Report on Form 8-K . We also consent to the reference to us under the heading "Experts" in the Prospectus Supplement with respect to CIT Equipment Collateral 2003-EF1.

PricewaterhouseCoopers LLP


New York, New York
September 24, 2003